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                                                               Exhibit (j)(2)

                              [Dechert Letterhead]

April 30, 2004

VIA EDGAR

ING Variable Insurance Trust
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

Re:   ING Variable Insurance Trust
      (File Nos. 333-83071 and 811-9477)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 12 to the Registration Statement of ING Variable Insurance Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP